EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number Series Name Is this the last filing for this series? (Y or N)

116     	Oak Ridge Global
 Resources & Infrastructure Fund	N

Please refer to the Oak Ridge Global Resources &
 Infrastructure Fund, annual reports to shareholders dated March 31, 2018, to be filed on Form N-CSR for additional information concerning the Fund.